Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-178486) pertaining to the Omnibus Incentive Plan of Michael Kors Holdings Limited and Registration Statement on Form S-3 (No. 333-198571) of our reports dated June 1, 2016 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Michael Kors Holdings Limited, included in this Annual Report (Form 10-K) for the year ended April 2, 2016.
/s/ ERNST & YOUNG LLP
New York, New York
June 1, 2016